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HOME FEDERAL BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 18, 2009

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of Home Federal Bancorp, Inc., we cordially invite you to attend the annual meeting of stockholders.  The meeting will be held at 3:00 p.m., local time, on Tuesday, January 19, 2010 at the Silverstone Corporate Plaza, 3405 East Overland Road, Meridian, Idaho.

The matters expected to be acted upon at the meeting are described in the attached proxy statement.  In addition, we will report on our progress during the past year and address your questions and comments.

We encourage you to attend the meeting in person.  Whether or not you plan to attend, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy card and return it in the accompanying postpaid return envelope as promptly as possible.  This will save us  the additional expense of soliciting proxies and will ensure that your shares are represented at the annual meeting.

Your Board of Directors and management are committed to the continued success of Home Federal Bancorp, Inc. and the enhancement of your investment.  As President and Chief Executive Officer, I want to express my appreciation for your confidence and support.

Sincerely,

/s/Len E. Williams

Len E. Williams
President and Chief Executive Officer

HOME FEDERAL BANCORP, INC.
500 12TH AVENUE SOUTH
NAMPA, IDAHO 83651
(208) 466-4634

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 19, 2010

Notice is hereby given that the annual meeting of stockholders of Home Federal Bancorp, Inc. will be held at the Silverstone Corporate Plaza, 3405 East Overland Road, Meridian, Idaho, on January 19, 2010, at 3:00 p.m., local time.  A proxy card and a proxy statement for the annual meeting are enclosed.

The annual meeting is for the purpose of considering and voting on the following proposals:

Proposal 1.	Election of two directors of Home Federal Bancorp, Inc. for three-year terms; and

Proposal 2.	Ratification of the appointment of Crowe Horwath LLP as Home Federal Bancorp, Inc.’s independent registered public accounting firm for the fiscal year ending September 30, 2010.

Stockholders also will transact such other business as may properly come before the annual meeting, or any adjournment or postponement thereof.  As of the date of this notice, we are not aware of any other business to come before the annual meeting.

The Board of Directors has fixed the close of business on December 4, 2009, as the record date for the annual meeting.  This means that stockholders of record at the close of business on that date are entitled to receive notice of and to vote at the meeting and any adjournment thereof.  To ensure that your shares are represented at the meeting, please take the time to vote by signing, dating and mailing the enclosed proxy card which is solicited on behalf of the Board of Directors.  The proxy will not be used if you attend and vote at the annual meeting in person.  Regardless of the number of shares you own, your vote is very important.  Please act today.

BY ORDER OF THE BOARD OF DIRECTORS

/s/Eric S. Nadeau

Eric S. Nadeau
Secretary

Nampa, Idaho
December 18, 2009

Important:  The prompt return of proxies will save us the expense of further requests for proxies to ensure a quorum at the annual meeting.  A pre-addressed envelope is enclosed for your convenience.  No postage is required if mailed within the United States.

PROXY STATEMENT
OF
HOME FEDERAL BANCORP, INC.
500 12TH AVENUE SOUTH
NAMPA, IDAHO 83651
(208) 466-4634

ANNUAL MEETING OF STOCKHOLDERS
JANUARY 19, 2010

The Board of Directors of Home Federal Bancorp, Inc. is using this proxy statement to solicit proxies from our stockholders for use at the annual meeting of stockholders.  We are first mailing this proxy statement and the enclosed form of proxy to our stockholders on or about December 18, 2009.

The information provided in this proxy statement relates to Home Federal Bancorp, Inc. and its wholly-owned subsidiary, Home Federal Bank.  Home Federal Bancorp, Inc. may also be referred to as “Home Federal” or the “Company.”  References to “we,” “us” and “our” refer to Home Federal and, as the context requires, Home Federal Bank.

INFORMATION ABOUT THE ANNUAL MEETING

Time and Place of the Annual Meeting

Our annual meeting will be held as follows:

Date:	Tuesday, January 19, 2010
Time:	3:00 p.m., local time
Place:	Silverstone Corporate Plaza, 3405 East Overland Road, Meridian, Idaho

Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote upon the following proposals:

Proposal 1.	Election of two directors of Home Federal for three-year terms; and

Proposal 2.	Ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2010.

You also will transact any other business that may properly come before the annual meeting.  As of the date of this proxy statement, we are not aware of any other business to be presented for consideration at the annual meeting other than the matters described in this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on January 19, 2010

Our Proxy Statement and Annual Report to Stockholders, are available at www.myhomefed.com/proxy. The following materials are available for review:

•	Proxy Statement;
•	Proxy Card;
•	Annual Report to Stockholders; and
•	Directions to attend the annual meeting, where you may vote in person.

Who is Entitled to Vote?

We have fixed the close of business on December 4, 2009, as the record date for stockholders entitled to notice of and to vote at our annual meeting.  Only holders of record of Home Federal’s common stock on that date are entitled to notice of and to vote at the annual meeting.  You are entitled to one vote for each share of Home Federal common stock you own.  On December 4, 2009, there were 16,698,168 shares of Home Federal common stock outstanding and entitled to vote at the annual meeting.

How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all stockholders of record on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials.  You are a stockholder of record if your shares of Home Federal common stock are held in your name.  If you are a beneficial owner of Home Federal common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions in the following question.

Shares of Home Federal common stock can only be voted if the stockholder is present in person or by proxy at the annual meeting.  To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the annual meeting.  You can always change your vote at the meeting if you are a stockholder of record.

Voting instructions are included on your proxy card.  Shares of Home Federal common stock represented by properly executed proxies will be voted by the individuals named on the proxy card in accordance with the stockholder’s instructions.  Where properly executed proxies are returned to us with no specific instruction as how to vote at the annual meeting, the persons named in the proxy will vote the shares “FOR” the election of each of management’s director nominees and “FOR” ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2010.  If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on these matters in accordance with their best judgment.  We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one proxy card depending on how your shares are held.  For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children.  In this case, you will receive three separate proxy cards to vote.

What if My Shares Are Held in “Street Name” by a Broker?

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, is required to vote the shares in accordance with your instructions.  If you do not give instructions to your broker, your broker may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to current industry practice.  In the case of non-discretionary items, the shares not voted will be treated as “broker non-votes.”  The proposal to elect directors is considered a non-discretionary item under the rules governing brokers that are members of the New York Stock Exchange; therefore, you must provide instructions to your broker in order to have your shares voted in the election of directors.

If your shares are held in street name, you will need proof of ownership to be admitted to the annual meeting.  A recent brokerage statement or letter from the record holder of your shares are examples of proof of ownership.  If you want to vote your shares of common stock held in street name in person at the annual meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

How Will My Shares of Common Stock Held in the Employee Stock Ownership Plan Be Voted?

We maintain an employee stock ownership plan (“ESOP”) which owns 8.14% of Home Federal’s common stock.  Employees of Home Federal and Home Federal Bank participate in the ESOP.  Each ESOP participant may instruct the trustee of the plan how to vote the shares of Home Federal common stock allocated to his or her account under the ESOP by completing a vote authorization form.  If an ESOP participant properly executes a vote authorization form, the ESOP trustee will vote the participant’s shares in accordance with the participant’s instructions.  Unallocated shares of Home Federal common stock held by the ESOP will be voted by trustee in the same proportion as shares for which the trustee has received voting instructions.  Allocated shares for which proper voting instructions are not received will be voted by the trustee as directed by the ESOP administrator.  In order to give the trustees sufficient time to vote, all vote authorization forms from ESOP participants must be received by the transfer agent on or before January 15, 2010.

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted.  The presence at the meeting, in person or by proxy, of at least a majority of the shares of Home Federal common stock entitled to vote at the annual meeting as of the record date will constitute a quorum.  Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a Quorum Is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the stockholders present or represented by proxy may adjourn the meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless the adjourned meeting is set to be held after April 3, 2010 or a new record date for the meeting is set.  An adjournment will have no effect on the business that may be conducted at the meeting.

Vote Required to Approve Proposal 1: Election of Directors

Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting by holders of Home Federal common stock.  Accordingly, the two nominees for election as directors who receive the highest number of votes actually cast will be elected.  Pursuant to our Articles of Incorporation, stockholders are not permitted to cumulate their votes for the election of directors.  Votes may be cast for or withheld from each nominee.  Votes that are withheld and broker non-votes will have no effect on the outcome of the election because the nominees receiving the greatest number of votes will be elected. Our Board of Directors unanimously recommends that you vote “FOR” the election of each of its director nominees.

Vote Required to Approval Proposal 2: Ratification of the Appointment of Our Independent Registered Public Accounting Firm

Ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2010, requires the affirmative vote of the majority of shares cast, in person or by proxy, at the annual meeting by holders of Home Federal common stock.  Abstentions will have the effect of a vote against this proposal.  Our Board of Directors unanimously recommends that you vote “FOR” the proposal to ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2010.

May I Revoke My Proxy?

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;

•	notifying the Secretary of Home Federal in writing before the annual meeting that you have revoked your proxy; or

•	voting in person at the annual meeting.

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting.  However, if your shares are held in “street name,” you must bring a validly executed proxy from the nominee indicating that you have the right to vote your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 4, 2009, information regarding share ownership of:

•
those persons or entities (or groups of affiliated person or entities) known by management to beneficially own more than five percent of Home Federal’s common stock other than directors and executive officers;

•	each director and director nominee of Home Federal;

•	each executive officer of Home Federal or Home Federal Bank named in the Summary Compensation Table appearing under “Executive Compensation” below (known as “named executive officers”); and

•	all current directors and executive officers of Home Federal and Home Federal Bank as a group.

Persons and groups who beneficially own in excess of five percent of Home Federal’s common stock are required to file with the Securities and Exchange Commission (“SEC”), and provide a copy to Home Federal, reports disclosing their ownership pursuant to the Securities Exchange Act of 1934.  To our knowledge, no other person or entity, other than the ones set forth below, beneficially owned more than five percent of the outstanding shares of Home Federal’s common stock as of the close of business on the voting record date.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to those shares.  Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.  In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after the voting record date are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership.  These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

As of December 4, 2009, there were 16,698,168 shares of Home Federal common stock outstanding.

Name	Number of Shares Beneficially Owned (1)	Percent of Common Stock Outstanding

Beneficial Owners of More Than 5%

Keeley Asset Management Corp. 401 South LaSalle Street Chicago, Illinois 60605	1,615,452 (2)	9.67

Capital World Investors 333 South Hope Street Los Angeles, California 90071	1,504,249 (3)	9.01

Home Federal Bancorp, Inc. Employee Stock Ownership Plan 500 12th Avenue South Nampa, Idaho 83651	1,359,962 (4)	8.14

(Table continues on following page)

Name	Number of Shares Beneficially Owned (1)	Percent of Common Stock Outstanding

Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	1,020,128(5)	6.11

Firefly Management Partners, LP 551 Fifth Ave., 36th Floor New York, NY 10176	890,014(6)	5.33

Columbia Management Advisors LLC 100 Federal Street Boston, MA 02110	868,430(7)	5.20

Castine Capital Management LLC One International Place, Suite 2401 Boston, MA 02110	853,051(8)	5.11

Dimensional Fund Advisors, LP 6300 Bee Cave Road Austin, TX 78746-5149	841,669(9)	5.04

Directors

Daniel L. Stevens	189,255(10)	1.13
N. Charles Hedemark	65,763(11)	*
Brad J. Little	10,000	*
Richard J. Navarro	20,040	*
James R. Stamey	45,951(12)	*
Robert A. Tinstman	65,263	*
Len E. Williams (13)	187,918	1.12

Named Executive Officers

Eric S. Nadeau	39,038	*
Steven D. Emerson	63,978	*
Steven K. Eyre	59,936	*
Cindy L. Bateman	18,954	*

Directors and Executive Officers of Home Federal and Home Federal Bank as a group (11 persons)	766,096	4.59%
_____________
*	Less than one percent of shares outstanding.
(1)
The amounts shown also include the following number of shares which the indicated individuals have the right to acquire within 60 days of the voting record date through the exercise of stock options: Mr. Stevens - 37,249; Messrs. Hedemark, Stamey and Tinstman - 20,318; Mr. Navarro - 13,632; Mr. Williams - 53,916; Mr. Nadeau -5,000; Mr. Emerson -18,846; Mr. Eyre -11,360, Ms. Bateman - 1,084; and all directors and officers as a group - 202,041.

(2)	Based solely on a Schedule 13F dated November 12, 2009 regarding shares owned as of September 30, 2009.
(3)	Based solely on a Schedule 13F dated November 16, 2009, regarding shares owned as of September 30, 2009.
(4)
Based solely on a Schedule 13G/A dated February 13, 2009 regarding shares owned as of December 31, 2008, the Home Federal Bancorp, Inc. Employee Stock Ownership Plan had sole voting power with respect to 1,114,881 shares, shared voting power with respect to 245,081 shares and sole dispositive power with respect to 1,359,962 shares.

(5)
Based solely on a Schedule 13F dated November 16, 2009 regarding shares owned as of September 30, 2009, reporting sole voting power with respect to 815,180 shares and sole dispositive power with respect to 204,948 shares.

(6)	Based solely on a Schedule 13G filed on November 20, 2009, regarding shares owned as of September 30, 2009.
(Footnotes continue on following page)

(7)
Based solely on a Schedule 13F regarding shares owned as of September 30, 2009.  According to that filing, shares are held in several mutual funds, none of which holds more than five percent of this class of stock.

(8)	Based solely on a Schedule 13G filed on November 13, 2009 regarding shares owned as of September 30, 2009.
(9)
Based solely on a Schedule 13F filed on October 29, 2009, regarding shares owned as of September 30, 2009, representing sole voting power with respect to 806,916 shares and sole dispositive power with respect to 34,753 shares.

(10)	Includes 28,400 shares held solely by his wife, all of which have been pledged.
(11)	Includes 28,900 shares held jointly with his wife.
(12)	Includes 11,360 shares held jointly with his wife.
(13)	Mr. Williams is also a named executive officer.

The Board of Directors has adopted a stock ownership policy for directors and executive officers of Home Federal and Home Federal Bank. Directors and executive officers, including the named executive officers in this proxy statement, are required to own common stock with a value of at least $20,000 within two years of becoming a director or executive officer. Each director and executive officer is then required to be the beneficial owner of at least $20,000 of the Company’s common stock during their tenure as a Director or Executive Officer.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors consists of seven members and is divided into three classes.  Approximately one-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified.  The table below sets forth information regarding each director of Home Federal and each nominee for director, including his age, position and term of office.  The Corporate Governance/Nominating Committee of the Board of Directors selects nominees for election as directors.  Each of our nominees currently serves as a Home Federal director.  Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected.  If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee.  If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.  At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

The Board of Directors recommends you vote “FOR” the election of Messrs. Stamey and Tinstman.

Name	Age (1)	Position(s) Held with Home Federal and Home Federal Bank	Director Since	Term to Expire

Nominees

James R. Stamey	66	Director	2001	2013 (2)
Robert A. Tinstman	63	Director	1999	2013 (2)

Directors Continuing in Office

N. Charles Hedemark	67	Director	1983	2011
Len E. Williams	50	Director, President and Chief Executive Officer	2007	2011
Daniel L. Stevens	66	Chairman	1996	2012
Richard J. Navarro	57	Director	2005	2012
Brad J. Little	55	Director	2009	2012
_______________
(1)	As of September 30, 2009.
(2)	Assuming re-election.

Set forth below is the principal occupation of each nominee for director and each director continuing in office.  All nominees and directors have held their present positions for at least five years unless otherwise indicated.

James R. Stamey is a retired banker, having been employed by U.S. Bank from 1985 until 2001, where he last served as President of U.S. Bank, Idaho and Executive Vice President and Manager of Corporate Banking of the Intermountain Region.  He also served as President of the Library Foundation and President of the Idaho Association of Commerce and Industry, and served on the Board of Directors for the Boise Philharmonic, the Idaho Bankers Association and the Boise Rotary Club.

Robert A. Tinstman is a consultant for Tinstman and Associates, LLC, a construction consulting company.  From May 2002 until May 2007, he was Executive Chairman of the James Construction Group, LLC, Baton Rouge, Louisiana, a construction company.  Prior to that, Mr. Tinstman was the sole owner and a consultant of Tinstman & Associates, Boise, Idaho, a construction consulting company, from May 1999 until May 2002.  He served as President and Chief Executive Officer of the Morrison-Knudsen Company, Boise, Idaho, an engineering, construction and mining company, from 1995 until February 1999, where he had been employed since May 1974.  Mr. Tinstman is also a director of IDACORP, Inc., Boise, Idaho, and CNA Surety Corporation, a Chicago, Illinois insurance agency, both of which are public companies.

N. Charles Hedemark retired as Executive Vice President and Chief Operating Officer of Intermountain Gas Company, a natural gas utility company in July 2005, after serving as an employee since 1965.  Mr. Hedemark is a graduate of The College of Idaho and the Executive Program at Stanford University.  He is a director and past Chairman of Blue Cross of Idaho.  Mr. Hedemark is also a director of the Capital City Development Corporation and is a past President of the Northwest Gas Association.

Len E. Williams is President and Chief Executive Officer of Home Federal and Home Federal Bank.  He joined Home Federal Bank as President in September 2006, was appointed as a director of Home Federal Bank and Home Federal in April 2007 and became President and Chief Executive Officer of Home Federal and Chief Executive Officer of Home Federal Bank upon Mr. Stevens’ retirement in January 2008.  Mr. Williams has over 30 years of commercial banking experience serving in many regional and national leadership roles.  Prior to joining Home Federal Bank, Mr. Williams was Senior Vice President and Head of Business Banking with Fifth Third Bank.  He was charged with creating and growing the business line and providing leadership over the company’s business banking personnel, processes and products.  From 1987 to 2005, he held several management positions with Key Bank, including President  of Business Banking from 2003 to 2005 and President of the Colorado District from 1999 to 2003.  His prior experience includes regional corporate and commercial banking leadership responsibility.  Mr. Williams is a member of the Board of Directors of the Boise Metro Chamber of Commerce and has served as chairman of Junior Achievement and Boys and Girls Clubs.  Mr. Williams holds an M.B.A. from the University of Washington and is a graduate of the Pacific Coast Banking School.

Daniel L. Stevens is Chairman of the Board of Home Federal and Home Federal Bank, positions he has held since 2004 and 1999, respectively.  He served as President and Chief Executive Officer of Home Federal from 2004 until he stepped down in January 2008.  He also served as Chief Executive Officer of Home Federal Bank from 1995 until January 2008, and as President of the Bank from 1995 until September 2006, when he announced his plans for retirement in 2008 and a successor, Len E. Williams, was appointed President of Home Federal Bank.  Mr. Stevens worked in the financial services industry for over 35 years and served as an executive officer or chief executive officer for four other mutual and stock thrifts during his career.  He is past Vice Chairman of the Board of Directors of the Federal Home Loan Bank of Seattle.  He served as the Chairman of the Audit Committee and a member of the Financial Operations Committee of the Federal Home Loan Bank of Seattle.  Mr. Stevens was a director of the Federal Home Loan Bank of Seattle from 1996 until 2004. He served as a director of America’s Community Bankers, served on America’s Community Bankers’ Federal Home Loan Bank System Committee, chaired the America’s Community Bankers Credit Union Committee, and was First Vice Chair of America’s Community Bankers COMPAC Board of Governors until the merger of America’s Community Bankers and the American Bankers Association in 2007.  He is a Past Chairman of the Board of the Idaho Bankers Association, a past Chairman of the Board of Directors and Executive Committee of the Boise Metro Chamber of Commerce, and a former director of the Midwest Conference of Community Bankers.  He is the former director of the Boise State University Foundation, and past Chairman of the United Way of Treasure Valley and the Nampa Neighborhood Housing Services Board of Directors.

Richard J. Navarro is the Chief Financial Officer of Albertsons LLC, a retail food and drug company, and has over 32 years of experience in the industry. Mr. Navarro is a Certified Public Accountant and from 2004 until 2006, was a consultant providing financial management services to various business. Prior to that, Mr. Navarro was employed by Albertsons, Inc. and held several management positions including Senior Vice President and Controller from 1999 to 2003. He currently serves on the Board of Directors of TitleOne Corporation and the Boise State University Foundation. He is also the past Chairman of the Associated Taxpayers of Idaho. Mr. Navarro is a graduate of Boise State University and the Executive Financial Management Program at Stanford University, Graduate School of Business.

Brad J. Little serves as Lieutenant Governor of the State of Idaho.  Prior to that appointment, Mr. Little served as an Idaho State Senator, representing the citizens of Gem and Northern and Western Canyon Counties since 2000.  Since 1980, Mr. Little has also operated a family cattle, farming, real estate and investment business in Idaho’s Treasure Valley and has been active in Idaho and national sheep and public land organizations.  He also serves as Vice Chair on the Emmett School Foundation and on the Idaho Endowment Fund Investment Board.  Mr. Little recently served as Vice Chair of the Idaho Community Foundation and is past Chairman of the American Sheep Industry Public Lands Committee, the Idaho Association of Commerce and Industry and Idaho Business Week.  He is a director of Performance Design LLC, a small manufacturing company in Boise.  Mr. Little earned a Bachelor of Science degree in Agri-Business from the University of Idaho.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE MATTERS

Board of Directors

The Boards of Directors of Home Federal and Home Federal Bank conduct their business through meetings of the Boards and through their committees.  For the year ended September 30, 2009, both Boards generally met on a bi-monthly basis, holding additional special meetings as needed.  During the 2009 fiscal year, the Board of Directors of Home Federal held five regular meetings and no special meetings, and the Board of Directors of Home Federal Bank held six regular meetings and three special meetings.  No director of Home Federal or Home Federal Bank attended fewer than 75% of the total meetings of the Boards and committees on which that person served during this period.

Committees and Committee Charters

The Board of Directors of Home Federal has standing Audit, Loan, Compensation, and Corporate Governance/Nominating Committees, and has adopted written charters for the Audit, Compensation and Corporate Governance/Nominating Committees.  You may obtain a copy of these documents, free of charge, by writing to: Eric S. Nadeau, Secretary, Home Federal Bancorp, Inc., 500 12th Avenue South, Nampa, Idaho 83651, or by calling (208) 466-4634.  The charters are also available on our website at www.myhomefed.com.

Audit Committee

The Audit Committee consists of Directors Tinstman (Chairman), Hedemark, Navarro and Stamey.  The Committee meets quarterly and on an as needed basis to evaluate the effectiveness of Home Federal’s internal controls for safeguarding its assets and ensuring the integrity of the financial reporting.  The Committee also appoints the independent registered public accounting firm and reviews the audit report prepared by the independent registered public accounting firm.  The Audit Committee met six times during the year ended September 30, 2009, and held quarterly conference calls to review our earnings releases and periodic filings with the SEC.

Each member of the Audit Committee is “independent” in accordance with the requirements for companies quoted on The Nasdaq Stock Market.  Director Navarro has been designated by the Board of Directors as the “audit committee financial expert,” as defined by the SEC.  Director Navarro is a certified public accountant and is the Chief Financial Officer of Albertsons LLC.

Corporate Governance/Nominating Committee

The Corporate Governance/Nominating Committee consists of Directors Navarro (Chairman), Hedemark and Little.  The Corporate Governance/Nominating Committee and its Chair are appointed annually by the Board of Directors.  Members of the Committee are selected from the pool of directors who are not up for election during the appointment year.  The Committee meets annually and on an as needed basis, and is responsible for selecting qualified individuals to fill expiring director’s terms and openings on the Board of Directors.  Final approval of director nominees is determined by the full Board, based on the recommendations of the Committee.  The Committee expanded its role during fiscal year 2009 to include oversight of our Corporate Governance program. The Committee’s duties include the development and administration of the Company’s corporate governance standards and the internal evaluation of the Board’s performance.  The Corporate Governance/Nominating Committee met once during the year ended September 30, 2009.

In its deliberations for selecting candidates for nominees as director, the Nominating Committee considers the candidate’s knowledge of the banking business and involvement in community, business and civic affairs, and also considers whether the candidate would provide for adequate representation of Home Federal Bank’s market areas  Any director nominated by the Committee must be highly qualified with regard to some or all the attributes listed in the preceding sentence.  In searching for qualified director candidates to fill vacancies on the Board, the Committee solicits its current Board of Directors for names of potentially qualified candidates.  Additionally, the Committee may request that members of the Board of Directors pursue their own business contacts for the names of potentially qualified candidates.  The Committee would then consider the potential pool of director candidates, select the top candidate based on the candidates’ qualifications and the Board’s needs, and conduct an investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as a director of Home Federal.  The Committee will consider director candidates recommended by the Company’s stockholders. If a stockholder has submitted a proposed nominee, the Committee would consider the proposed nominee, along with any other proposed nominees recommended by members of the Board of Directors, in the same manner in which the Committee would evaluate its nominees for director.  For a description of the proper procedure for stockholder nominations, see “Stockholder Proposals” in this proxy statement.

Compensation Committee

The Compensation Committee is comprised of Directors Hedemark (Chairman), Tintsman, Navarro and Stamey.  The Compensation Committee meets quarterly and on an as needed basis regarding the personnel, compensation and benefits related matters of Home Federal.  The Committee also meets outside of the presence of Mr. Williams to discuss his compensation and make its recommendation to the full Board, which then votes on Mr. Williams’ compensation.  Mr. Williams makes recommendations to the Compensation Committee regarding the compensation of all other executive officers.  The Committee considers the recommendations of Mr. Williams and makes its recommendation to the full Board, which then votes on executive compensation.  This Committee met six times during the year ended September 30, 2009.

Corporate Governance

Director Independence.  Our common stock is listed on the Nasdaq Global Select Market.  In accordance with Nasdaq requirements, at least a majority of our directors must be independent directors.  The Board of Directors has determined that five of our seven directors are independent.  Directors Hedemark, Little, Stamey, Tinstman and Navarro are all independent.  Only Len E. Williams, who serves as President and Chief Executive Officer of Home Federal and Home Federal Bank, and Daniel L. Stevens, who stepped down in January 2008 as President and Chief Executive Officer of Home Federal and Chief Executive Officer of Home Federal Bank, are not independent.

Code of Ethics.  The Board of Directors has adopted a written Code of Ethics that applies to our directors, officers and employees.  You may obtain a copy of the Code of Ethics free of charge by writing to: Eric S. Nadeau, Secretary, Home Federal Bancorp, Inc., 500 12th Avenue South, Nampa, Idaho 83651, or by calling (208) 466-4634.  In addition, our Code of Ethics is available on our website at www.myhomefed.com.

Stockholder Communication with the Board of Directors.  The Board of Directors maintains a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors should send any communication to Daniel L. Stevens, Chairman of the Board, Home Federal Bancorp, Inc., 500 12th Avenue South, Nampa, Idaho 83651.  Any such communication should state the number of shares beneficially owned by the stockholder making the communication.

Annual Meeting Attendance by Directors.  We do not have a policy regarding Board member attendance at annual meetings of stockholders.  All of the members of the Board of Directors attended the 2009 annual meeting of stockholders.

Related Party Transactions.  We have followed a policy of granting loans to our executive officers and directors, which fully complies with all applicable federal regulations, including those governing loans and other transactions with affiliated persons of Home Federal Bank.  Loans to our directors and executive officers are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with all customers, and do not involve more than the normal risk of collectibility or present other unfavorable features.

All loans and aggregate loans to individual directors and executive officers, without regard to loan amount, are completely documented and underwritten using the same underwriting policies, procedures, guidelines and documentation requirements as are used for non-director and non-executive customers of Home Federal Bank.  Following the normal underwriting approvals by underwriting personnel, all such loans are then presented for review and approval by the Board of Directors of Home Federal Bank, pursuant to Regulation O of the Federal Reserve Board and the requirements of the Office of Thrift Supervision.  There are no exceptions to these procedures and all approvals are documented in the Board meeting minutes.  There were no balances outstanding on loans to directors and executive officers at September 30, 2009.

DIRECTORS’ COMPENSATION

The following table shows the compensation paid to our non-employee directors for the fiscal year ended September 30, 2009.  Compensation for Len E. Williams, who is the President and Chief Executive Officer of Home Federal and Home Federal Bank, is included in the section below entitled “Executive Compensation.”

					Change in
					Pension
					Value
					and Non-
				Non-Equity	qualified
	Fees			Incentive	Deferred	All
	Earned			Plan	Compen-	Other
	or Paid	Stock	Option	Compen-	sation	Compen-
	in Cash	Awards	Awards	sation	Earnings	sation	Total
Name	($)	($)(1)(2)	($)(1)(3)	($)(4)	($)(5)	($)(6)	($)

Daniel L. Stevens	24,000	191,636	65,338	5,701	7,659	7,780	302,114
N. Charles Hedemark	27,550	32,634	11,128	6,267	3,748	1,522	82,849
James R. Stamey	27,000	32,634	11,128	25,344	10,502	1,522	108,130
Robert A. Tinstman	26,550	32,634	11,128	29,115	7,207	1,522	108,156
Richard J. Navarro	27,300	7,488	13,267	5,894	5,311	555	59,815
Brad Little	12,000	2,348	1,827	--	2,450	330	18,955

______________
(1)
Represents the dollar amount of expense recognized for financial statement reporting purposes in fiscal 2009 for awards made in 2009 and prior years and being earned by the director ratably over the five-year period from the date of the award. Amounts are calculated pursuant to the provisions of Accounting Standards Codification Topic (“ASC”) 718, “Compensation - Stock

(Footnotes continue on following page)

Compensation.” For a discussion of valuation assumptions, see Note 11 of the Notes to Consolidated Financial Statements in Home Federal’s Annual Report on Form 10-K for the year ended September 30, 2009.

(2)
For Directors Hedemark, Stamey and Tinstman, represents awards of 16,546 shares of restricted stock with an aggregate grant date fair value of $179,605. For Director Little, represents an award of 3,000 shares of restricted stock with a grant date fair value of $28,170. For Director Navarro, represents awards of 5,272 shares of restricted stock with an aggregate grant date fair value of $53,870. For Director Stevens, represents awards of 87,658 shares of restricted stock with an aggregate grant date fair value of $974,612. As of September 30, 2009, the directors had the following number of shares of restricted stock outstanding: Directors Hedemark, Stamey and Tinstman, 8,418 shares; Director Little, 3,000 shares; Director Navarro, 3,909 shares; and Director Stevens, 36,863 shares.

(3)
For Directors Hedemark, Stamey and Tinstman, represents grants of options to purchase 32,731 shares of common stock with an aggregate grant date fair value of $68,428. For Director Little, represents a grant of options to purchase 7,333 shares of common stock with a grant date fair value of $21,926. For Director Navarro, represents grants of options to purchase 30,053 shares of common stock with an aggregate grant date fair value of $79,126. For Director Stevens, represents grants of options to purchase 81,832 shares of common stock with an aggregate grant date fair value of $256,702. As of September 30, 2009, Directors Hedemark, Stamey and Tinstman each had 20,318 vested and 12,413 unvested options outstanding, Director Little had no vested and 7,333 unvested options outstanding, Director Navarro had 13,632 vested and 16,421 unvested options outstanding and Director Stevens had 37,249 vested and 44,582 unvested options outstanding.

(4)	Represents the expense to accrue the estimated present value of future benefits for the director deferred incentive plan.
(5)	Represents the aggregate change in actuarial present value of each director’s accumulated benefit under the director retirement plan.
(6)	Represents dividends received on unvested restricted stock.

Fees.  Directors of Home Federal are currently not compensated, but serve and are compensated by Home Federal Bank.  Mr. Williams, however, receives no fees or other remuneration for his service as an employee director.  For the year ended September 30, 2009, Board members received an annual retainer of $15,000 and $1,500 for each Board meeting attended and $250 for each committee meeting attended ($300 for the chair of each committee).  It is not anticipated that separate directors’ fees will be paid to directors of Home Federal until such time as these persons devote significant time to the separate management of the affairs of Home Federal, which is not expected to occur until we become actively engaged in additional businesses other than holding the stock of Home Federal Bank.  We may determine that such compensation is appropriate in the future.

Director Deferred Incentive Plan.  Home Federal Bank maintains a nonqualified deferred incentive plan for directors, which was last amended effective September 14, 2007.  All members of the Board of Directors participate in the plan, except for Mr. Williams, who declined participation, and Mr. Little, who became a director after the plan was frozen.  Until October 1, 2006, the plan provided an incentive award percentage determined by reference to Home Federal’s return on assets and return on equity for the year.  Each year, the percentage was determined and multiplied by the participant’s directors’ fees for the year.  The resulting amount was set aside in an unfunded deferral account for that participant.  Although the incentive award has been discontinued, participants may still elect to defer all or a part of their directors’ fees into the deferral account under the plan.  The deferral accounts are credited annually with an interest credit that is based on the growth rate of Home Federal Bank’s net worth in Home Federal, subject to a maximum of 12% per year.  Upon the participant’s termination of service, the value of the participant’s combined deferral accounts will begin to be paid.  Hardship distributions are permitted, as well as certain limited in-service distributions as permitted by law.  The plan also provides a death benefit equal to the director deferrals and interest credit on such amounts plus the greater of the value of the participant’s deferral accounts, or a fixed death benefit.  All benefits are paid over 120 months, and during that period, the deferral account is adjusted for interest.  The director may elect to change the form of benefit, subject to the approval of Home Federal Bank and compliance with legal restrictions.  The present value of benefits accrued under this plan was $829,128 at September 30, 2009.

Director Retirement Plan.  Home Federal adopted a director retirement plan, effective January 1, 2005, that replaced prior plans.  The plan is an unfunded nonqualified retirement plan for directors.  All members of the Board of Directors participate in the plan, except for Mr. Williams, who declined participation.  Upon the later of attaining age 72 or termination of service, the director will receive an annual benefit equal to 50 percent of the fees paid to the director for the preceding year, payable in monthly installments over 15 years.  If the director retires before attaining age 72, his vested accrual benefit will be paid in monthly installments, with interest at a rate of 7.5 percent per year, over 180 months.  The accrued benefit vests at a rate of 10 percent per year, except in the event of disability, in which case the vested percentage is 100 percent.  If the director terminates service within 24 months following a change in control, he will receive 100 percent of his accrued benefit, plus a change in control benefit equal to 2.99 times his prior years directors fees.  Change in control payments are subject to reduction to avoid excise taxes under Section 280G of the Internal Revenue Code.  In the event a director dies before termination of service, his beneficiary would receive his projected benefit, which is the final benefit the director would have received had he attained age 72, assuming a 4% annual increase in the directors’ fees.  In the event the director dies after separation from service, but before receiving the full 15 years of annual benefits, the remaining payments shall be paid to his or her beneficiaries.  In-service distributions are permitted in limited circumstances.  The present value of benefits accrued under this plan was $588,117 at September 30, 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation philosophy and policies for the year ended September 30, 2009, that applied to the executives named in the summary compensation table below (known as the “named executive officers”).  It explains the structure and rationale associated with each material element of each named executive officer’s total compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following the discussion and analysis.

Role of the Compensation Committee.  The Compensation Committee is composed entirely of independent directors.  The Committee sets and administers the policies that govern our executive compensation programs, and various incentive and stock option programs.  All decisions relating to the compensation of the named executive officers are shared with and approved by the full Board of Directors.

Compensation Philosophy and Objectives.  The Compensation Committee believes that a compensation program for executive officers should take into account management skills, long-term performance results, and stockholder returns.  The principles underlying our compensation policies are:

•	to attract and retain key executives who are highly qualified and are vital to our long-term success;

•	to provide levels of compensation commensurate with those offered in our market areas as measured by local, regional, and national financial industry compensation surveys;

•
to align the interests of executives with stockholders by having a significant portion of total compensation based on meeting or exceeding defined performance measures without encouraging management to undertake excessive risks that could undermine Home Federal’s safety and soundness;

•	to motivate executives to enhance long-term stockholder value and thereby helping them build their own personal ownership in Home Federal; and

•	to integrate the compensation program with our long-term strategic planning and management process.

We target executive compensation at levels that we believe to be consistent with others in the banking industry.  The named executive officers’ compensation is weighted toward programs contingent upon our  level of annual and long-term performance.  In general, for senior management positions, including the named executive officers, we will pay base salaries that target the market median and above of other banks of similar asset size, growth strategy and complexity, and with similar products and markets.  Goals for specific components include:

•	Base salaries for executives generally are targeted between the 50th and 75th percentiles.

•
The Annual Incentive Plan will provide cash compensation at the 50th percentile when target performance-  based goals are achieved and between the 50th and 75th percentiles if annual goals are exceeded.

•	An equity-based Recognition and Retention Plan designed to align management’s long-term goals with the interest of stockholders.

Elements of Compensation.  We use the pay components listed below to balance various objectives.  The compensation framework helps encourage achievement of strategic objectives and creation of stockholder value, recognize and reward individual initiative and achievements, maintain an appropriate balance between base salary and annual and long-term incentive opportunity, and allows us to compete for, retain and motivate talented executives critical to our success.

               Salary.  We pay our executives cash salaries intended to be competitive and to take into account the individual’s experience, performance, responsibilities, and past and potential contribution to Home Federal and Home Federal Bank.  There is no specific weighting applied to the factors considered, and the Committee uses its own judgment and expertise in determining appropriate salaries within the parameters of the compensation philosophy.  This is described in greater detail below, under “Benchmarking.”

Salary decisions also take into account the positioning of projected total compensation with target-level performance incentives.  Because incentive opportunities are defined as a percentage of salary, changes in salary have an effect on total compensation.  Prior to recommending salary increases to the Board of Directors, the Compensation Committee reviews the projected total compensation based on the proposed salaries.

Annual Cash Incentive.  We use an annual incentive to focus attention on current strategic priorities and drive achievement of short-term corporate objectives.  Awards are provided under the terms of the annual cash incentive plan. Our named executive officers are eligible to receive annual cash incentive compensation at the end of each year if performance targets are achieved, as well as all eligible employees who are not remunerated under other departmental sales-driven commission plans.  The Compensation Committee possesses the ability to award discretionary incentive amounts under the cash incentive plan in recognition of other achievements, such as merger and acquisition activities, which are not part of the established performance objectives.

For the fiscal year ended September 30, 2009, the performance metrics for the annual cash incentive plan were (1) total revenue (defined as net interest income plus noninterest income) and (2) income before income taxes and incentive compensation expense, allocated as follows:

Performance Metrics	Weight	Target	Target Plus

Total revenue	25%	$35,391,000	$37,161,000
Income before income taxes and incentive compensation	75	7,145,000	8,915,000

Actual results during fiscal year 2009 did not meet the plan’s performance metrics identified above as actual revenue totaled $33.1 million and loss before income taxes and incentive compensation totaled ($11.1) million. However, management was able to identify and execute a strategic acquisition through an FDIC-assisted purchase and assumption of certain assets and liabilities of Community First Bank, a failed bank based in Prineville, Oregon. This acquisition resulted in a pretax gain of $25.0 million, increasing Home Federal’s fiscal year 2009 net income to $8.1 million.

In recognition of the significant efforts of the named executive officers to execute the acquisition and the additional work undertaken by all other employees eligible under the incentive plan to integrate the operations of the acquired bank, the Compensation Committee recommended, and the Board of Directors approved, a discretionary award to all eligible employees, including the named executive officers. Payments under the discretionary award were generally based on 75% of the “Target Plus” award opportunity detailed below with departmental managers permitted further discretion to reallocate their department’s total award among individual employees in their department. The discretionary award totaled $759,000 and was disbursed in November 2009.

The table below shows the award opportunities at target and target plus as a percentage of salary as well as each named executive officer’s actual award for fiscal 2009:

	Performance Metrics
Name	Target	Target Plus	Cash Award ($)	Discretionary Cash Amount ($)

Len E. Williams	50%	100%	--	183,750
Eric S. Nadeau	40%	80%	--	96,000
Steven D. Emerson	40%	80%	--	67,500
Steven K. Eyre	40%	80%	--	90,000
Cindy L. Bateman	30%	60%	--	55,665

In November 2009, the Compensation Committee recommended to the Board of Directors the following cash incentive award opportunities for the named executive officers for fiscal year 2010:

Name	Target	Target Plus

Len E. Williams	50%	100%
Eric S. Nadeau	40%	80%
Steven K. Eyre	40%	80%
Steven D. Emerson	30%	60%
Cindy L. Bateman	30%	60%

The performance metrics for the fiscal year 2010 annual cash incentive plan are allocated as follows:

Performance Metrics	Weight

Total revenue	25%
Income before income taxes and incentive compensation	50%
Nonperforming assets as a percent of assets	25%

The annual cash incentive plan for fiscal year 2010 includes two new components that are designed to discourage employees from taking excessive risks that could undermine Home Federal’s safety and soundness. One of those components is the requirement that Home Federal and Home Federal Bank be in good standing with their primary regulator during fiscal year 2010. If they are not in good standing, no performance metric-based incentive will be made. The other component introduces a time-based earnout to ensure continued strong performance under the incentive plan’s metrics. If an incentive award is approved by the Board of Directors, 75% of the award will be paid in the then-current calendar year. The remaining 25% will be held in accrual, subject to management’s performance in fiscal year 2011 meeting or exceeding the metrics identified for fiscal year 2010. If the performance metrics met in fiscal year 2010 are met again in fiscal year 2011, the remainder of the fiscal 2010 award will be paid to eligible employees.

Recognition and Retention Plan.  Equity-based compensation is intended to attract and retain qualified executives, to provide these persons with a proprietary interest in Home Federal as an incentive to contribute to our success, and to reward executives for outstanding performance.  Equity-based compensation functions as a long-term incentive because awards are generally made with a five-year gradual vesting schedule or a three-year cliff vesting schedule.  Awards are made either in the form of stock options, stock appreciation rights or restricted stock.  Currently, we have in place the 2005 Recognition and Retention Plan, the 2005 Stock Option and Incentive Plan and the 2008 Equity Incentive Plan, all of which were approved by our Board of Directors and stockholders.  Awards remain available for grant under each of these plans.

The equity-based plans are administered and interpreted by the Compensation Committee of the Board of Directors.  Under the plans, the Committee receives recommendations from Mr. Williams and approves which officers and key employees will receive awards, the number of shares subject to each option or shares of restricted stock awarded, and the vesting of the awards.  The per share exercise price of an option will equal at least 100% of the fair market value of a share of common stock on the date the option is granted.  In addition, newly hired executives may receive awards at the time of their employment.  In determining whether to make option or restricted stock awards, the Compensation Committee may take into account historical awards and then-current competitive conditions.

The Compensation Committee recommended, and the Board of Directors approved long-term equity-based awards to several members of senior management, including the named executive officers, during fiscal year 2009. These awards are detailed in this Proxy Statement under the section “Grants of Plan Based Awards.”

401(k) and Employee Stock Ownership Plan.  Home Federal Bank sponsors both a 401(k) plan and an employee stock ownership plan.  The purpose of these plans is to provide participating employees with an opportunity to obtain beneficial interests in the stock of Home Federal and to accumulate capital for their future economic security.  Ms. Bateman and Messrs. Nadeau and Emerson are trustees of the 401(k) plan, in addition to two other members of management.

Executive Retirement Benefits.  We have entered into salary continuation agreements with each of the named executive officers, except Ms. Bateman.  These agreements help support the objective of maintaining a stable, committed and qualified team of key executives through the inclusion of retention and  non-competition provisions.  Under the agreement, an executive will be entitled to a stated annual benefit for a period of 15 years upon retirement from Home Federal after attaining age 65, or upon attaining age 65, if his or her employment had been previously terminated due to disability.  There are also benefits for early retirement and termination after a change in control.

Other Compensation.  The named executive officers participate in our broad-based employee benefit plans, such as medical, vision, dental, long-term and short-term disability, and term life insurance programs.  For certain of the named executive officers, we also provide the following perquisites: auto allowance for business and personal use for transportation for the executive, customers and employees; social and civic club dues for networking and entertaining; and business and personal use of a cell phone for accessibility to the executive.

Benchmarking. As noted earlier, our compensation structure is designed to position an executive’s compensation between the 50th and 75th percentiles of a competitive practice.  In 2008, the Compensation Committee worked with Amalfi Consulting, LLC (“Amalfi”), previously known as the Compensation Group of Clark Consulting, to review total compensation levels for the named executive officers.  This review included base salary, annual cash incentives, all forms of equity compensation and all other forms of compensation.  The primary data source used in setting competitive market levels for the executives is the information publicly disclosed by a “2008 Peer Group” of the 20 companies listed below, which include banks of similar size and geographic location.

2008 Peer Group

PremierWest Bancorp (PRWT)
Horizon Financial Corp. (HRZB)
First Financial Northwest, Inc. (FFNW)
HF Financial Corp. (HFFC)
Columbia Bancorp (CBBO)
Intermountain Community Bancorp (IMCB)
Pacific Continental Corporation (PCBK)
Washington Banking Company (WBCO)
Heritage Financial Corporation (HFWA)
Riverview Bancorp, Inc. (RVSB)

Rainier Pacific Financial Group, Inc. (RPFG)
Team Financial, Inc. (TFIN)
Blue Valley Ban Corp. (BVBC)
BNCCORP, Inc. (BNCC)
Timberland Bancorp, Inc. (TSBK)
The Bank Holdings (TBHS)
Idaho Independent Bank (IIBK)
Landmark Bancorp, Inc. (LARK)
Pacific Financial Corporation (PFLC)
Cowlitz Bancorporation (CWLZ)

The Compensation Committee did not perform a benchmarking study in fiscal year 2009. The Compensation Committee determined in 2008 that Mr. Williams’s salary was competitive and appropriate based on the results of the study.  Mr. Williams’s salary will increase to $255,000 for fiscal year 2010.

Review of Prior Amounts Granted and Realized.  We desire to motivate and reward executives relative to driving superior future performance, so we do not currently consider prior stock compensation gains as a factor in determining future compensation levels.

Adjustment or Recovery of Awards.  We have not adopted a formal policy or any employment agreement provisions that enable recovery, or “clawback,” of incentive awards in the event of misstated or restated financial results.  However, Section 304 of the Sarbanes-Oxley Act does provide some ability to recover incentive awards in certain circumstances.  If we are required to restate our financials due to noncompliance with any financial reporting requirements as a result of misconduct, the Chief Executive Officer and Chief Financial Officer must reimburse us for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities of Home Federal during those 12 months.

Timing of Equity Grants.  The Compensation Committee does not have a formal written policy guiding the timing of equity grants.  All equity grants were made after formal Compensation Committee approval and subject to full Board approval.  We have reviewed our equity grant practices and have confirmed that all past equity grants have been consistent with Securities and Exchange Commission guidelines.

Tax and Accounting Considerations.  We take into account tax and accounting implications in the design of our compensation programs.  For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards.  Under current accounting rules, Home Federal must expense the grant-date fair value of share-based grants such as restricted stock and stock options.  The grant-date value is amortized and expensed over the service period or vesting period of the grant.  In selecting appropriate incentive devices, the Compensation Committee reviews extensive modeling analyses and considers the related tax and accounting issues.

Compensation Consultants.  Over the past five years, the Compensation Committee has engaged Clark Consulting  to assist in several executive compensation initiatives, including salary data, equity plan designs and deferred compensation plans.  Because Clark Consulting is knowledgeable in our executive compensation plans, it is an ongoing working relationship.  Periodically, the Committee may engage Clark Consulting on an “as needed” basis.

Role of Executives in Compensation Committee Deliberations.  The Compensation Committee frequently requests the Chief Executive Officer and the Chief Financial Officer to be present at Committee meetings to discuss executive compensation and evaluate Company and individual performance.  Occasionally other executives may attend a Committee meeting to provide pertinent human resources, financial and/or legal information.  Executives in attendance may provide their insights and suggestions, but only Compensation Committee members may vote on decisions regarding changes in executive compensation to recommend to the full Board.  The Chief Executive Officer does not provide the recommendations for changes in his own compensation.  The Compensation Committee discusses the compensation of the Chief Executive Officer with him, but final deliberations and all votes regarding his compensation for recommendation to the full Board are made in executive session, without the Chief Executive Officer present.  The Committee initiates any changes in his compensation based on periodic market reviews and recommendations from outside consultants.  Relative to executives other than the Chief Executive Officer, the Committee uses input from Amalfi Consulting in making its recommendations to the full Board.

Compensation of the Chief Executive Officer.  Mr. Williams is the President and Chief Executive Officer of Home Federal Bank and Home Federal.  As the Chief Executive Officer of the Bank and the Company, a role he assumed in January 2008, he is responsible for the overall supervision of these entities.  He oversees management and has responsibility for all policy development and implementation, he coordinates investor relations with stockholders, he has ultimate responsibility for the overall consolidated performance of the related corporate entities, and has final responsibility for the change and the growth of Home Federal Bank and expansion of the business model of Home Federal Bank.  Mr. Williams will receive a salary increase to $255,000 for fiscal year 2010, reflecting the increase in  responsibilities associated with acquisition-related growth. While Mr. Williams’ compensation exceeds that of all of the other named executive officers, the Compensation Committee believes it is commensurate with his experience and level of responsibility.

Conclusion.  We believe our compensation program is reasonable and competitive with compensation paid by other financial institutions of similar size.  The program is designed to reward managers for strong personal, Company and share-value performance.  The Compensation Committee monitors the various guidelines that constitute the program and reserves the right to adjust them as necessary to continue to meet Company and stockholder objectives.

Compensation Committee Report

The Compensation Committee of the Board of Directors of Home Federal has submitted the following report for inclusion in this proxy statement:

We have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management.  Based on the Committee’s review of and the discussion with management with respect to the Compensation Discussion and Analysis, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report is provided by the following directors, who constitute the Compensation Committee:

N. Charles Hedemark, Chairman
Robert A. Tinstman
Richard J. Navarro
James R. Stamey

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

Summary Compensation Table

The following table shows information regarding compensation earned during the fiscal years ended September 30, 2009, 2008 and 2007, by our named executive officers: (1) Len E. Williams, our principal executive officer; (2) Eric S. Nadeau, our principal financial officer; and (3) our three other most highly compensated officers, who are Steven D. Emerson, Steven K. Eyre and Cindy L. Bateman.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Change in Pension Value and Non-qualified Deferred Compen-sation Earnings ($)(2)	All Other Compen- sation ($)(3)	Total ($)

Len E. Williams	2009	245,000	183,750	105,952	92,109	66,826	68,659	762,296
President and Chief Executive	2008	228,750	--	62,931	58,564	54,889	23,267	458,401
Officer of Home Federal and	2007	204,583	--	45,900	54,099	50,434	34,375	389,391
Home Federal Bank

Eric S. Nadeau (4)	2009	160,000	96,000	32,068	33,145	23,361	40,121	384,695
Executive Vice President, Treasurer,	2008	50,974	--	2,735	4,175	--	42,006	99,890
Secretary and Chief Financial
Officer of Home Federal and
Home Federal Bank

Steven D. Emerson (5)	2009	150,000	67,500	49,346	39,838	23,239	54,621	384,544
Executive Vice President and Commercial	2008	144,583	--	27,319	23,135	20,919	29,356	245,312
Banking Team Lead - Idaho Region

(Table continues on following page)

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Change in Pension Value and Non-qualified Deferred Compen-sation Earnings ($)(2)	All Other Compen- sation ($)(3)	Total ($)

Steven K. Eyre (6)	2009	150,000	90,000	32,588	31,095	36,156	52,856	392,695
President - Central Oregon Region	2008	115,625	--	8,595	10,988	21,095	43,980	200,283

Cindy L. Bateman (5)	2009	123,700	55,665	15,350	8,583	--	28,158	231,456
Senior Vice President and	2008	115,763	8,682	6,181	1,701	--	5,446	145,350
Chief Credit Officer
____________
(1)
Represents the dollar amount of expense recognized for financial statement reporting purposes in fiscal 2009 for awards made in 2009 and prior years and being earned by the officer ratably over the vesting period of the award. Amounts are calculated pursuant to the provisions of ASC 718. For a discussion of valuation assumptions, see Note 11 of the Notes to Consolidated Financial Statements in Home Federal’s Annual Report on Form 10-K for the year ended September 30, 2009.

(2)	Represents the aggregate change in actuarial present value of each named executive officer’s accumulated benefit under his or her salary continuation agreement.
(3)	Please see the table below for more information on the other compensation paid to our named executive officers in the year ended September 30, 2009.
(4)	Mr. Nadeau was hired effective as of June 5, 2008.
(5)	Mr. Emerson and Ms. Bateman were not named executive officers prior to 2008; therefore, 2007 is not included.
(6)	Mr. Eyre was hired in December 2007.

All Other Compensation.  The following table sets forth details of “All Other Compensation,” as presented above in the Summary Compensation Table for fiscal year 2009.

Name	401(k) Matching Contribu- tion ($)	ESOP Contribu- tion ($)(1)	Company Car/Car Allowance ($)	Restricted Stock Dividends ($)	Club Dues ($)	Welfare Benefits ($)

Len E. Williams	7,656	34,163	3,627	9,040	6,180	7,993
Eric S. Nadeau	5,000	23,269	--	4,015	--	7,837
Steven D. Emerson	7,500	22,273	5,609	4,340	7,234	7,665
Steven K. Eyre	4,500	22,049	8,100	3,970	7,123	7,114
Cindy L. Bateman	5,831	19,620	--	1,559	--	1,148
_____________
(1)	Based on the closing price of Home Federal’s stock on September 30, 2009 multiplied by the number of shares allocated to the named executive officers.

Employment Agreements.  Home Federal Bank has entered into an employment agreement with Len E. Williams.  A three-year term under the agreement commenced on September 11, 2009.  On each anniversary beginning on September 11, 2012, the term of the agreement will be extended for an additional year unless notice is given by the Board to Mr. Williams, or vice versa, at least 90 days prior to the anniversary date.  The agreement provides that compensation may be paid in the event of disability, death, involuntary termination or a change in control, as described below under “Potential Payments Upon Termination.”

Severance Agreements.  Home Federal Bank has entered into change in control severance agreements with Messrs. Nadeau, Emerson and Eyre.  On each anniversary of the initial date of the severance agreements, the term of each agreement may be extended for an additional year at the discretion of the Board or an authorized committee of the Board.  The severance agreements also provide for a severance payment and other benefits if the executive is involuntarily terminated within 12 months after a change in control of Home Federal as described below under “Potential Payments Upon Termination.”

Grants of Plan-Based Awards

The following table shows information regarding grants of plan-based awards made to our named executive officers for the fiscal year ended September 30, 2009.  The named executive officers did not receive any equity incentive plan awards.

		Estimated Possible		All	All
		Payments Under Non-Equity		Other	Other
Name	Grant Date	Incentive Plan Awards (1)		Stock Awards: Number of Shares of Stock or Units (#)(2)	Awards: Number of Securities Under- lying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Target ($)	Target Plus ($)

Len E. Williams	--	122,500	245,000	--	--	--	--
	04/28/09	--	--	53,000	133,000	9.39	895,340

Eric S. Nadeau	--	64,000	128,000	--	--	--	--
	04/28/09	--	--	27,000	66,000	9.39	450,870

Steven D. Emerson	--	60,000	120,000	--	--	--	--
	04/28/09	--	--	27,000	66,000	9.39	450,870

Steven K. Eyre	--	60,000	120,000	--	--	--	--
	04/28/09	--	--	27,000	66,000	9.39	450,870

Cindy L. Bateman	--	37,110	74,220	--	--	--	--
	04/28/09	--	--	11,000	27,000	9.39	184,020
___________
(1)	Represents the incentives that could have been earned under the annual cash incentive plan. See “Annual Cash Incentive” for additional discussion on the plan and related awards.
(2)	Equity awards vest ratably over the five-year period from the grant date, with the first 20% vesting one year after the grant date.

Outstanding Equity Awards

The following information with respect to outstanding equity awards as of September 30, 2009 is presented for the named executive officers.  The named executive officers do not have any outstanding equity incentive plan awards.

		Option Awards (1)(2)				Stock Awards (1)(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexer- cisable	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Len E. Williams	09/18/06	51,072	34,048	13.47	09/18/16	6,816	77,839
	10/19/07	1,422	5,689	12.76	10/19/17	4,367	49,871
	04/28/09	--	133,000	9.39	04/28/19	53,000	605,260

Eric S. Nadeau	06/16/08	5,000	20,000	11.05	06/16/18	4,000	45,680
	04/28/09	--	66,000	9.39	04/28/19	27,000	308,340

(Table continues on following page)

		Option Awards (1)(2)				Stock Awards (1)(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexer- cisable	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Steven D. Emerson	12/18/06	11,360	17,040	15.34	12/18/16	3,408	38,919
	10/19/07	903	3,613	12.76	10/19/17	2,536	28,961
	04/28/09	--	66,000	9.39	04/28/19	27,000	308,340

Steven K. Eyre	12/03/07	5,680	22,720	10.09	12/03/17	4,544	51,892
	04/28/09	--	66,000	9.39	04/28/19	27,000	308,340

Cindy L. Bateman	10/19/07	542	2,169	12.76	10/19/17	1,585	18,100
	04/28/09	--	27,000	9.39	04/28/19	11,000	125,620
_____________
(1)
All option awards vest ratably over a five year period with the first 20% vesting one year after the grant date. Stock awards granted on 10/19/07 vest on 10/19/10. All other stock awards vest ratably over a five year period with the first 20% vesting one year after the grant date.

(2)
In December 2007, Home Federal completed its second-step conversion. As a result, each outstanding share was exchanged for 1.1360 shares in the new public company. Accordingly, all outstanding shares of restricted stock and stock options (and the related exercise prices) were adjusted based on the exchange ratio.

Options Exercised and Stock Vested

The following table shows the value realized upon exercise of stock options and vesting of stock awards for our named executive officers in the year ended September 30, 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Len E. Williams	--	--	3,408	40,896
Eric S. Nadeau	--	--	1,000	10,560
Steven D. Emerson	--	--	1,136	11,076
Steven K. Eyre	--	--	1,136	11,190
Cindy L. Bateman	--	--	--	--

Pension Benefits

The following information is presented with respect to the nature and value of pension benefits, as defined by the SEC, for our named executive officers at September 30, 2009.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Len E. Williams	Salary Continuation Agreement	3	172,149	--
Eric S. Nadeau	Salary Continuation Agreement	1	23,361	--
Steven D. Emerson	Salary Continuation Agreement	2	60,435	--
Steven K. Eyre	Salary Continuation Agreement	1	57,251	--
Cindy L. Bateman (1)	--	--	--	--
__________
(1)	Ms. Bateman does not have a salary continuation agreement.

We have entered into salary continuation agreements with each of the named executive officers, with the exception of Ms. Bateman.  Under these agreements, if the participant makes the required contributions, then upon the participant’s normal retirement date (age 65), Home Federal Bank will pay a monthly benefit equal to 50% of the average of the participant’s final 36 months of base salary (the final salary benefit), plus the participant’s deferral account balance.  The participant’s deferral account balance is the sum of the participant’s elective deferrals plus interest credited.  The final benefit paid in connection with a participant’s normal retirement will be paid in monthly payments over 180 months and other payments based on accrual balances will be paid over 180 months, with interest credited on unpaid amounts at 7.5% per year.  In addition, the agreements provide for benefits upon early retirement, disability, death or change in control, as described below under “Potential Payments Upon Termination.”

Potential Payments Upon Termination

We have entered into agreements with the named executive officers that provide for potential payments upon disability, termination and death.  In addition, our equity plans also provide for potential payments upon termination.  The following table shows, as of September 30, 2009, the value of potential payments and benefits following a termination of employment under a variety of scenarios.

Compensation and/or Benefits Payable Upon Termination	Early Retirement/ Voluntary Termination ($)	Involuntary Termination Without Cause($)	Qualifying Termination in Connection With a Change in Control ($)	Termination in the Event of Disability ($)	Termination in the Event of Death ($)

Len E. Williams
Cash Severance	--	732,550	973,788	125,000	--
Health and Welfare Benefits	--	23,979	3,256	--	--
Intrinsic Value of Unvested Equity (1)	--	--	--	1,002,960	1,002,960
Salary Continuation Agreement (2)(3)	51,654	51,654	51,654	172,149	1,845,998
Total	51,654	808,183	1,028,698	1,300,109	2,848,958

Eric S. Nadeau
Cash Severance	--	--	320,000	--	--
Health and Welfare Benefits	--	--	15,674	--	--
Intrinsic Value of Unvested Equity (1)	--	--	228,212	842,020	842,020
Salary Continuation Agreement	2,336	2,336	2,336	23,361	1,930,124
Total	2,336	2,336	566,222	865,381	2,772,144

Steven D. Emerson
Cash Severance	--	--	300,000	--	--
Health and Welfare Benefits	--	--	15,310	--	--
Intrinsic Value of Unvested Equity (1)	--	--	109,536	886,421	886,421
Salary Continuation Agreement (2)(3)	18,131	18,131	18,131	60,435	1,809,491
Total	18,131	18,131	442,976	946,856	2,695,912

Steven K. Eyre
Cash Severance	--	--	300,000	--	--
Health and Welfare Benefits	--	--	14,228	--	--
Intrinsic Value of Unvested Equity (1)	--	--	127,505	854,445	854,445
Salary Continuation Agreement (2)(3)	11,450	11,450	11,450	57,251	1,271,325
Total	11,450	11,450	453,183	911,696	2,125,770

Cindy L. Bateman
Cash Severance	--	--	123,700	--	--
Intrinsic Value of Unvested Equity	--	--	236,311	342,251	342,251
Total	--	--	360,011	342,251	342,251

(Footnotes on following page)

_______________
(1)
Under the terms of Home Federal’s 2005 Stock Option and Incentive Plan, 2005 Recognition and Retention Plan, 2008 Equity Plan, and each employee’s Salary Continuation Plan (“SCP”), the unvested options restricted stock, and SCP benefits would accelerate upon a termination associated with a change in control (“CIC”).  For all five named executive officers, Home Federal places a limit on CIC payouts restricting such payments to the amounts below those defined as golden parachute payments under 280G of the Internal Revenue Code.  The terms specified under Mr. William’s employment agreements set the cash severance payout amounts at slightly below the 280G limit.  Due to the 280G limitation on payouts, the remaining severance balance was placed in the health and welfare benefits category with zero values reported for the intrinsic value of unvested equity for Mr. Williams.  For Messrs. Nadeau, Emerson, and Eyre, the CIC agreements set the cash severance payouts at two times base salary and the continuation of health and wellness benefits for two years.  Due to the 280G limitation on payouts, the remaining severance balance was placed in the intrinsic value of equity category.  For Ms. Bateman, the Employee Severance Compensation plan sets the cash severance at one times annual compensation.  Due to the 280G limitation on payouts for Ms. Bateman, the remaining severance balance was placed in the intrinsic value of equity category.  In the absence of the 280G limitation amounts under all categories, with the exception of cash severance, would exceed the levels reported here.  Under the terms of the agreements for Messrs. Williams, Nadeau, Emerson, and Eyre, each employee may select to receive the severance payment in the relevant form of their choosing (equity or health/welfare benefits) with a commensurate reduction in the cash severance to remain in compliance with the 280G limitation.

(2)	Present value of payout is presented in the table and is based upon a discount rate of 7.5% per the terms of the agreement.
(3)
The amount reported would be attributed to the vested amount of the SCP upon the date of termination. Vesting in the SCP benefit would accelerate under a CIC, due to the 280G limitations specified under the contract no additional payment amount would be made.

Employment Agreement.  Home Federal Bank has entered into an employment agreement with Mr Williams.  The agreement provides for potential payments upon his termination in a variety of scenarios.  The agreement may be terminated by Home Federal Bank at any time, by Mr. Williams if he is assigned duties inconsistent with his position, duties and responsibilities, or upon the occurrence of certain events.  If Mr. Williams’ employment is terminated without cause or upon voluntary termination following the occurrence of an event described in the preceding sentence, Home Federal Bank would be required to honor the terms of the agreement, including payment of 2.99 times his salary at the rate in effect immediately prior to the termination and provision of substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of Mr. Williams and his dependents and beneficiaries who would have been eligible for such benefits if he had not been terminated for a period of three years.

The employment agreement also provides for a severance payment and other benefits if Mr .Williams is involuntarily terminated within 12 months following a change in control of Home Federal.  The agreement authorizes severance payments on a similar basis if Mr. Williams voluntarily terminates his employment following a change in control because he is assigned duties inconsistent with his position, duties and responsibilities immediately prior to the change in control.  In the event of Mr. Williams’ involuntary termination within 12 months after a change in control, Home Federal Bank must (1) pay to him in a lump sum an amount equal to 299% of his base amount, which is his average annual compensation during the five-year period prior to the effective date of the change in control; and (2) provide to Mr. Williams for three years after termination substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of Mr. Williams and his dependents and beneficiaries who would have been eligible for such benefits if he had not been terminated.

Section 280G of the Internal Revenue Code provides that severance payments (either separately or in conjunction with other payments made on account of a change in control) that equal or exceed three times an individual’s base amount will result in the individual receiving “excess parachute payments” if the payments are conditioned upon a change in control.  Individuals receiving parachute payments in excess of 2.99 times of their base amount are subject to a 20% excise tax on the amount by which the value of the individual’s change in control benefits exceed one times the individual’s base amount (the excess parachute payment).  If excess parachute payments are made, we would not be entitled to deduct the amount of these excess payments.  The employment agreement provides that severance and other payments that are subject to a change in control will be reduced as much as necessary to ensure that no amounts payable to Mr. Williams will be considered excess parachute payments.

In the event of the death of Mr. Williams while employed under his employment agreement and prior to any termination of employment, Home Federal Bank shall pay to his estate, or such person as he may have previously designated, the salary which was not previously paid to him and which he would have earned if he had continued to be employed under the agreement through the last day of the calendar month in which he died, together with the benefits provided under the employment agreement through that date.

If Mr. Williams becomes entitled to benefits under the terms of the then-current disability plan, if any, of Home Federal or Home Federal Bank or becomes otherwise unable to fulfill his duties under his employment agreement, he shall be entitled to receive such group and other disability benefits, if any, as are then provided by us for executive employees.  In the event of such disability, the employment agreement shall not be suspended, except that (1) the obligation to pay salary will be reduced in accordance with the amount of disability income benefits received by the executive, if any, such that, on an after-tax basis, Mr. Williams shall realize from the sum of disability income benefits and the salary the same amount as he would realize on an after-tax basis from the salary if the obligation to pay the salary were not reduced; and (2) upon a resolution adopted by a majority of the disinterested members of the Board of Directors or the committee of the Board, we may discontinue payment of the salary beginning six months following a determination that the executive has become entitled to benefits under the disability plan or otherwise unable to fulfill his duties under the employment agreement.

Severance Agreements.  Home Federal Bank entered into change in control severance agreements with each of Messrs. Nadeau, Emerson and Eyre.  On each anniversary of the initial date of the severance agreements, the term of each agreement may be extended for an additional year at the discretion of the Board or an authorized committee of the Board.  The severance agreements provide for a severance payment and other benefits if the executive is involuntarily terminated within 12 months after a change in control of Home Federal.  Each agreement also authorizes severance payments if the executive voluntarily terminates employment within 12 months following a change in control because of being assigned duties inconsistent with the executive’s position, duties, responsibilities and status immediately prior to the change in control.  The severance benefit is equal to the executive’s salary immediately prior to the effective date of the change in control at a rate of 1.00 times salary during the first year of employment, 2.00 times salary during the second year of employment and 2.99 times salary during the third year of employment and each successive year thereafter.  This amount will be paid to the executive by Home Federal Bank in a cash lump sum within 25 days after the later of the date of the change in control or the date of the executive’s termination.  Home Federal Bank also will continue to pay, at the same rate described above, the life, health and disability coverage of the executive and his eligible dependents.  Plan benefits are reduced to the extent necessary to avoid the payment of an excise tax under Section 280G of the Internal Revenue Code.

Salary Continuation Agreements.  As described above, we have entered into salary continuation agreements with each of the named executive officers, with the exception of Ms. Bateman.  Under these agreements, upon the participant’s normal retirement date (age 65), Home Federal Bank will pay a monthly benefit equal to 50% of the average of the participant’s final 36 months of base salary (the final salary benefit).

The salary continuation agreements provide a reduced monthly benefit if the participant terminates employment as a result of early retirement (before age 65).  The early retirement benefit is the participant’s vested accrual balance.  Vesting occurs at a rate of ten percent per plan year.  The agreements also provide a disability benefit, which is the same as the early retirement benefit except that the accrual balance is fully vested.  In the event of a qualifying change in control, participants receive one hundred percent of the accrual balance as of the end of the month prior to the change in control, payable in 180 monthly installments commencing the month after the participant reaches normal retirement age. Interest is credited at a rate of 7.50% compounded monthly on the unpaid Accrual Balance.  Plan benefits are reduced to the extent necessary to avoid the payment of an excise tax under Section 280G of the Internal Revenue Code.  In the event of the participant’s death, the participant’s beneficiary would receive the participant’s projected benefit.  The participant’s projected account is the final benefit the participant would have received had the participant attained age 65, assuming a 4% annual increase in the participant’s base salary.  The final benefit paid in connection with a participant’s normal retirement will be paid in monthly payments over 180 months and other payments based on accrual balances will be paid over 180 months, with interest credited on unpaid amounts at 7.50% per year.  Final benefits begin upon the participant’s termination of service after the participant’s death or disability.  Final salary benefits paid on account of early retirement begin upon the participant’s attainment of age 65.  The participant’s deferral account balance will be paid in a lump sum within 60 days of the participant’s termination of employment.

Equity Plans.  The Home Federal Bancorp, Inc. 2005 Stock Option and Incentive Plan, 2005 Recognition and Retention Plan and 2008 Equity Incentive Plan provide for accelerated vesting of awards in the event of a change in control.  If a tender offer or exchange offer (other than such an offer by Home Federal) is commenced, or if a change in control has occurred, unless the award agreement provides otherwise, all awards granted and not fully exercisable shall become exercisable in full upon the happening of such event.  The plans also provide for accelerated vesting of awards in the event of a participant’s death or disability.  If the employment of any of our named executive officers had been terminated as of September 30, 2009, by reason of either death or disability, the value of accelerated vesting of restricted stock awards would be as shown in the table above.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Directors Hedemark, Navarro, Tinstman and Stamey.  No members of this Committee were officers or employees of Home Federal or any of its subsidiaries during the year ended September 30, 2009, nor were they formerly officers or had any relationships otherwise requiring disclosure.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act, except to the extent Home Federal specifically incorporates this report therein, and shall not otherwise be deemed filed under these Acts.

Management is responsible for (1) preparing Home Federal’s financial statements so that they comply with generally accepted accounting principles and fairly present the financial condition, results of operations and cash flows; (2) issuing financial reports that comply with the requirements of the SEC; and (3) establishing and maintaining adequate internal control structures and procedures for financial reporting.  The Audit Committee’s responsibility is to monitor and oversee these processes.  In furtherance of its role, the Audit Committee has periodic reviews of Home Federal’s internal controls and areas of potential exposure, such as litigation matters.  The Committee meets at least quarterly and reviews the interim financial results and earnings releases prior to their publication.

The Audit Committee reports as follows with respect to Home Federal’s audited financial statements for the fiscal year ended September 30, 2009:

•	The Audit Committee has reviewed and discussed the audited financial statements with management;

•
The Audit Committee has discussed with the independent registered public accounting firm, Moss Adams LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence; and

•
The Audit Committee has, based on its review and discussions with management of the 2009 audited financial statements and discussions with the independent registered public accounting firm, recommended to the Board of Directors that Home Federal’s audited financial statements for the year ended September 30, 2009 be included in its Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Audit Committee:

Robert A. Tinstman (Chairman)
N. Charles Hedemark
Richard J. Navarro
James R. Stamey

PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT
OF REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Crowe Horwath LLP as the independent registered public accounting firm to audit Home Federal’s financial statements for the fiscal year ending September 30, 2010.  Moss Adams LLP served as Home Federal’s independent auditor for the fiscal year ended September 30, 2009. Home Federal terminated its engagement of Moss Adams LLP as its independent registered public accounting firm effective December 15, 2009. In connection with the audit as of for the fiscal years ended September 30, 2009 and 2008, and the subsequent interim period through December 15, 2009, (1) there were no disagreements with Moss Adams LLP on any matter of accounting principle or practice, financial statement disclosure, auditing scope or procedure, whereby such disagreements, if not resolved to the satisfaction of Moss Adams LLP, would have caused them to make reference thereto in their report on the financial statements for such years; and (2) there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).  You are asked to ratify the appointment of Crowe Horwath LLP at the annual meeting.  If the appointment of Crowe Horwath LLP is not ratified by our stockholders, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of Crowe Horwath LLP.

The Audit Committee operates under a written charter adopted by the Board of Directors.  In fulfilling its oversight responsibility of reviewing the services performed by Home Federal’s independent registered public accounting firm, the Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm.  The Audit Committee discussed with Moss Adams LLP the overall scope and plans for the audit, and the results of the audit for fiscal year 2009.  The Committee also reviewed and discussed with Moss Adams LLP the fees paid, as described below, and determined the fees billed for services was compatible with Moss Adams LLP maintaining their independence.

A representative of Crowe Horwath LLP is expected to attend the meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.  A member of Moss Adams LLP, Home Federal’s independent registered public accounting firm during the fiscal year ended September 30, 2009, will also be present at the meeting.

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the  appointment of Crowe Horwath LLP as the independent registered public accounting firm for Home Federal for the fiscal year ending September 30, 2010.

Audit Fees

The following table sets forth the aggregate fees billed to Home Federal and Home Federal Bank by Moss Adams LLP for professional services rendered for the fiscal years ended September 30, 2009 and 2008.

	Years Ended
	September 30,
	2009		2008

Audit Fees	$222,500		$212,000
Audit-Related Fees (1)	116,244	(2)	32,000
Tax Fees	--		7,000
All Other Fees	--		--
____________
(1)	Includes costs incurred in relation to the audit of employee benefit plans.
(2)	Includes audit costs associated with the acquisition of Community First Bank completed on August 7, 2009.

Pre-approval Policy

It is the policy of the Audit Committee to pre-approve all audit and permissible non-audit services to be provided by the registered public accounting firm and the estimated fees for these services.  Pre-approval is typically granted by the full Audit Committee.  In considering non-audit services, the Audit Committee will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent registered public accounting firm and whether the service could compromise the independence of the independent registered public accounting firm.  For the year ended September 30, 2009, the Audit Committee approved all, or 100%, of the services provided by Moss Adams LLP that were designated as audit fees, audit-related fees, tax fees and all other fees as set forth in the table above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors and executive officers, and persons who own more than 10% of Home Federal’s common stock to report their initial ownership of the common stock and any subsequent changes in that ownership to the SEC.  Specific due dates for these reports have been established by the SEC and we are required to disclose in this proxy statement any late filings or failures to file.  Based solely on our review of the copies of such forms we have received and written representations provided to us by the above referenced persons, we believe that, during the fiscal year ended September 30, 2009, all filing requirements applicable to our reporting officers, directors and greater than 10% stockholders were properly and timely complied with.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the proxy materials for next year’s annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at the executive office at 500 12th Avenue South, Nampa, Idaho 83651, no later than August 20, 2010.  Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act, and as with any stockholder proposal (regardless of whether included in our proxy materials), our Articles of Incorporation and Bylaws.

To be considered for presentation at next year’s annual meeting, although not included in the proxy materials for that meeting, any stockholder proposal must be stated in writing and received at our executive office by not later than the close of business on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting and not earlier than the close of business on the 120th day prior to the first anniversary of the date of the preceding year’s annual meeting.  As specified in the Articles of Incorporation, the notice with respect to nominations for election of directors must set forth certain information regarding each nominee for election as a director, including the person’s name, age, business address and number of shares of common stock held, a written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and certain other information regarding the stockholder giving such notice.  The notice with respect to business proposals to be brought before the annual meeting must state the stockholder’s name, address and number of shares of common stock held, a brief discussion of the business to be brought before the annual meeting, the reasons for conducting such business at the meeting, and any interest of the stockholder in the proposal.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the annual meeting other than those matters described in this Proxy Statement.  However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

We will pay the cost of soliciting proxies.  In addition to this mailing, our directors, officers and employees may also solicit proxies personally, electronically or by telephone without additional compensation.  We will also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.

Our 2009 Annual Report to Stockholders, including financial statements, on Form 10-K has been mailed to all stockholders of record as of the close of business on the record date.  Any stockholder who has not received a copy of the Form 10-K may obtain a copy by writing to the Secretary, Home Federal Bancorp, Inc., 500 12th Avenue South, Nampa, Idaho 83651.  The Form 10-K is not to be treated as part of the proxy solicitation material or as having been incorporated herein by reference.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Eric S. Nadeau

Eric S. Nadeau
Secretary

Nampa, Idaho
December 18, 2009

REVOCABLE PROXY
HOME FEDERAL BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS
JANUARY 19, 2010

The undersigned hereby appoints the Board of Directors of Home Federal Bancorp, Inc. (the “Company”) with full powers of substitution to act as attorneys and proxies for the undersigned, to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders, to be held at the Silverstone Corporate Plaza, located at 3405 East Overland Road, Meridian, Idaho, on Tuesday, January 19, 2010, at 3:00 p.m., local time, and at any and all adjournments thereof, as follows:

FOR ALL
		FOR	WITHHELD	EXCEPT

1.	The election as director of the nominees listed below for	[ ]	[ ]	[ ]
a three-year term (except as marked to the contrary below).

James R. Stamey
Robert A. Tinstman

INSTRUCTION: To withhold authority to vote
for any individual nominee, mark “For All Except” and
write that nominee’s name in the space provided below.

__________________________________
__________________________________
		FOR	AGAINST	ABSTAIN

2.	The ratification of the appointment of Crowe Horwath LLP as independent registered public accounting firm for the fiscal year ending September 30, 2010.	[ ]	[ ]	[ ]

3.	In their discretion, upon such other matters as may properly come before the meeting.

The Board of Directors recommends a vote “FOR” the listed propositions.

This proxy also provides voting instructions to the trustees of the Home Federal Bancorp, Inc. 401(k) Savings Plan and Trust and the Employee Stock Ownership Plan for participants with shares allocated to their accounts.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted for the propositions stated.  If any other business is presented at such meeting, this proxy will be voted by the Board of Directors in its best judgment.  At the present time, the Board of Directors knows of no other business to be presented at the annual meeting.  This proxy also confers discretionary authority on the Board of Directors to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the annual meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to the Secretary of the Company at the annual meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement dated December 18, 2009, and the 2009 Annual Report to Stockholders on Form 10-K.

Dated: ______________________, 200__

____________________________________	____________________________________
PRINT NAME OF STOCKHOLDER	PRINT NAME OF STOCKHOLDER

____________________________________	____________________________________
SIGNATURE OF STOCKHOLDER	SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears on the enclosed card.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If shares are held jointly, each holder should sign.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.